Exhibit 10.13B

CODEXIS, INC.

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (the “Agreement”), dated January 3, 2003, is made by and between CODEXIS, INC., a Delaware corporation (the “Company”), and Robert (Bubba) Breuil (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company recognizes that, as is the case with many corporations, the possibility of a Change of Control (as defined herein) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Introduction; Purposes.

(a) The purpose of this Agreement is to provide the Executive with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a Change of Control of the Company.

(b) The Company, by means of the Agreement, seeks to (i) secure and/or retain the services of the Executive and (ii) provide incentives for the Executive to exert maximum efforts for the success of the Company even in the face of a potential Change of Control of the Company.

2. Definitions.

(a) “Accountants” has the meaning given thereto in Section 4.

(b) “ADEA” has the meaning given thereto in Section 5(c).

(c) “Agreement” means this Change of Control Agreement.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means the Executive’s: (i) willful and continued failure to substantially perform the Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is deliver to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and that has not been cured within fifteen (15) days following receipt by the Executive of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) dishonesty with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between the Executive and the Company, which material breach has not been cured within fifteen (15) days following receipt by the Executive of written notice from the Company identifying such material breach.

(f) “Change of Control” means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board. Notwithstanding the foregoing, a Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Committee acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee of the Board or such other committee as appointed by the Board to administer this Agreement.

(i) “Company” means Codexis, Inc., a Delaware corporation.

(j) “Company-Paid Coverage” has the meaning given thereto in Section 3(a).

(k) “Confidential Information, Secrecy and Invention Agreement” has the meaning given thereto in Section 5(b).

(l) “Disability” means the Executive’s physical or mental disability that prevents the Executive from satisfactorily performing the normal duties and responsibilities of the Executive’s office in the good faith determination of the Committee for a period of more than one hundred twenty (120) consecutive days.

(m) “Effective Date” means the date first above written.

(n) “Employee Agreement and Release” has the meaning given thereto in Section 5(c).

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Excise Tax” has the meaning given thereto in Section 4.

(q) “Executive” means the person identified in the introductory paragraph of this Agreement.

(r) “Good Reason” means: (i) any material reduction of the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority, or responsibilities as in effect immediately before such reduction, except if agreed to in writing by the Executive; (ii) a reduction by the Company in the base salary of the Executive, or of twenty-five percent (25%) or more in the Target Bonus opportunity of such Executive, as in effect immediately before such reduction, except if agreed to in writing by the Executive; (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive’s then present business location, except if agreed to in writing by the Executive; (iv) a material breach by the Company of any provision of this Agreement or (v) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

(s) “Incumbent Board” means the individuals who, as of the Effective Date, are members of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

(t) “Section 16 Officer” means an “officer” of the Company, as defined in Rule 16a-1(f) promulgated under the Exchange Act, designated as such by action of the Board, and shall include an individual who would be a Section 16 Officer but for the fact that the Company is not subject to the reporting requirements of the Exchange Act.

(u) “Target Bonus” means the Executive’s target bonus for the then current fiscal year, as set by the Board or the appropriate committee thereof.

3. Severance Benefits in the Event of a Change of Control.

(a) If within eighteen (12) months following the date of a Change of Control of the Company either (i) the Company terminates the Executive’s employment other than for Cause, death or Disability or (ii) the Executive terminates his or her employment with the Company voluntarily with Good Reason, then in each case, subject to Section 4 and Section 5: (i) the Executive shall be entitled to receive a lump sum payment equal to one times the Executive’s yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a Change of Control that constitutes Good Reason), (ii) each of the Executive’s outstanding stock options, all stock subject to repurchase, restricted stock awards and restricted stock purchases, and any options, stock subject to repurchase, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerate in full (or, as applicable, the corresponding repurchase right shall lapse in full) as of the date of termination; (iii) if on the date of termination the Executive is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company shall provide to the Executive benefits substantially similar to those that the Executive was receiving immediately prior to the date of termination (the “Company-Paid Coverage”). If such coverage included the Executive’s spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (x) one (1) year from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer’s health, disability, accident and/or life insurance plans or programs that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage.

(b) If within twelve (12) months following the date of a Change of Control of the Company the Executive’s employment with the Company is terminated as a result of death or Disability, then in each case, subject to Section 4 and Section 5: (i) each of the Executive’s outstanding stock options, all stock subject to repurchase, restricted stock awards and restricted stock purchases, and any options, stock subject to repurchase, awards or purchases held in the name of an estate planning vehicle for the benefit of the Executive or his or her immediate family, shall have their vesting and exercisability schedule accelerated such that vesting (or, as applicable, the corresponding repurchase right lapsing) shall occur as if the vesting (or lapsing) had occurred on a monthly basis from the last date of vesting (or lapse) to the date of termination; and (ii) the Company will provide the Executive with health, disability, accident and/or life insurance benefits as described in Section 3(a)(iii).

(c) In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under this Agreement.

(d) The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change of Control without Cause at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control or if the Executive terminates his or her employment with Good Reason prior to a Change of Control if the circumstances or event that constitutes Good Reason occurs at the direction of such person.

4. Parachute Payments; Excise Tax.

In the event that the severance, acceleration of stock options and other benefits payable to the Executive under this Agreement or otherwise as a result of a Change of Control of the Company (i) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then the Executive’s benefits payable in connection therewith shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the outside accounting firm responsible for auditing the Company’s financial records (the “Accountants”). In the event of a reduction in benefits hereunder, the Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code.

The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Limitations and Conditions on Benefits.

The benefits and payments provided under this Agreement shall be subject to the following terms and limitations:

(a) Withholding Taxes. The Company shall withhold required federal, state and local income and employment taxes from any payments hereunder.

(b) Confidential Information, Secrecy and Invention Agreement Prior to Receipt of Benefits. The Executive shall have executed and delivered to the Company a standard form of the Company’s confidential information, secrecy and invention agreement, a copy of the current form of which is attached as Exhibit A (the “Confidential Information, Secrecy and Invention Agreement”), prior to the receipt or provision of any benefits (including the acceleration benefits) under this Agreement. Additionally, the Executive agrees that all documents, records, apparatus, equipment and other physical property that is furnished to or obtained by the Executive in the course of his or her employment with the Company shall be and shall remain the sole property of the Company. The Executive agrees not to make or retain copies, reproductions or summaries of any such property, except as otherwise necessary while acting in the normal course of business. In the event of any material breach by the Executive of the Confidential Information, Secrecy and Invention Agreement that is not cured within thirty (30) days of notice of such breach to the Executive, all benefits payable under Section 4 of this Agreement shall immediately terminate.

(c) Employee Agreement and Release Prior to Receipt of Benefits. If the Executive’s employment with the Company terminates involuntarily other than for Cause, death or Disability, or the Executive terminates his or her employment with the Company voluntarily with Good Reason, then prior to, and as a condition of the receipt of any benefits (including the acceleration of benefits) under this Agreement on account of such termination, the Executive shall, as of the date of such termination, execute an employee agreement and release in the form attached as Exhibit B (the “Employee Agreement and Release”) prior to receipt of benefits. Such Employee Agreement and Release shall specifically relate to all the Executive’s rights and claims in existence at the time of such execution and shall confirm the Executive’s obligations under the Company’s standard form of Confidential Information, Secrecy and Invention Agreement. If and only if the Executive is covered by the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”) (currently all those 40 years of age or over on the date of termination), the Executive has twenty-one (21) days to consider whether to execute such Employee Agreement and Release and the Executive may revoke such Employee Agreement and Release within seven (7) days after execution of such Employee Agreement and Release. In the event the Executive is covered by ADEA and does not execute such Employee Agreement and Release within the twenty-one (21) days specified above, or if the Executive revokes such Employee Agreement and Release within the seven (7) day period specified above, no benefits (including the acceleration benefits) under Section 3 of this Agreement shall be payable or made available to the Executive on account of a termination.

6. Termination. Prior to a Change of Control of the Company, this Agreement shall automatically terminate on the date the Executive ceases to be a Section 16 Officer, as evidenced by action of the Board removing the Executive as a Section 16 Officer or otherwise; provided, however, that if the Executive ceases to be a Section 16 Officer prior to a Change of Control at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, this Agreement shall not terminate due to the change in status of the Executive.

7. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement shall not be construed as creating an express or implied contract of employment between the Executive and the Company. The Executive shall not have any right to be retained in the employment of the Company.

8. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by express mail service (such as Federal Express), or (iii) five (5) days after sending when sent by regular mail to the following address:

In the case of the Company:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attn: Human Resources

In the case of the Executive:

Robert (Bubba) Breuil

[Address]

or to such other address as the Company or the Executive hereafter designates by written notice in accordance with this Section 8.

9. Litigation/Arbitration Expenses. Reasonable litigation and/or arbitration costs and expenses shall be paid by the Company, win or lose, in connection with any dispute between the Company (and its successors) and the Executive concerning this Agreement; provided, however, that if the litigation or arbitration is found to have been commenced in bad faith by the Executive, the Executive shall bear all of his or her own costs and expenses in connection with such litigation or arbitration.

10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that the Executive may not assign any duties hereunder without the prior written consent of the Company.

11. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by each of the parties.

(b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

13. Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the termination of the Executive’s employment after a Change of Control, and supersedes all other prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Executive agrees that the Change of Control Agreement between the Executive and Maxygen, Inc. is terminated and null and void as of the date of this Agreement.

CODEXIS, INC.

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	President and CEO

THE EXECUTIVE

/s/ Robert (Bubba) Breuil
Name:	Robert (Bubba) Breuil